Exhibit 99.1

EVI Industries, Inc.

4500 Biscayne Blvd., Suite 340

Miami, FL 33137

Henry M. Nahmad (305) 402-9300

Sloan Bohlen (203) 428-3210

EVI Industries to Acquire Yankee Equipment Systems, Inc. – Significantly Expands EVI’s Distribution and Service Network in the Northeast

MIAMI, FL., October 12, 2020— (BUSINESS WIRE) EVI Industries, Inc. (NYSE American: EVI) announced today that it executed a definitive merger agreement to acquire Barrington, New Hampshire based Yankee Equipment Systems, Inc., a distributor of commercial laundry products and a provider of related technical installation and maintenance services.

Yankee Equipment Systems is led by Peter Limoncelli, a young, well-respected, and dynamic leader and entrepreneur that together with a team of 56 skilled laundry professionals, have consistently increased Yankee’s revenue, profitability, and market share in the New England region of the northeastern United States. This addition to the EVI family reflects EVI’s continued leadership role in the transformation of the North American commercial laundry industry and adds approximately $31 million in revenue that is well distributed over 2,200 industrial, on-premise, vended, and multi-family laundry customers.

Henry M. Nahmad, EVI’s Chairman and Chief Executive Officer commented: “Yankee Equipment Systems has a long and magnificent legacy and we are proud to become part of their family. Consistent with our operating model, Yankee Equipment Systems will continue to be led by Peter Limoncelli and will operate under its current name, from its present location, and with its existing team to provide its customers, employees, and vendor partners business continuity. Their reputation and success, which are built on a tradition of providing exceptional laundry solutions backed by great service, have earned them strong customer relationships that we intend to help them build on.”

Expansion and Growth in the Northeast Region

This acquisition complements other EVI acquisitions completed in 2019, including the purchase of PAC Industries and Professional Laundry Systems. In connection with this growth and with EVI’s optimization plan, Mr. Limoncelli will also be named the President of EVI’s Northeast Operations, which will consist of the operations of Yankee Equipment Systems, PAC Industries, and Professional Laundry Systems and include a combined 120 commercial laundry professionals serving customers throughout the region.

Mr. Nahmad commented: "EVI builds density in markets to improve customer service and to provide vendor partners with growth opportunities. Yankee Equipment Systems significantly expands our footprint in the Northeast and positions us to continue investing in this highly fragmented region.”

Transaction Summary

The consideration to be paid by EVI in connection with this acquisition is $13.5 million, which consistent with EVI’s historical transactions, will be paid in a combination of cash and EVI common stock. The transaction is expected to close upon the satisfaction of closing conditions.

EVI’s Buy and Build Philosophy

Since October of 2016, EVI has acquired fourteen (14) commercial laundry businesses and continues to be the fastest growing and only public company in the North American commercial laundry distribution industry. Key components of EVI’s buy-and-build strategy include:

▪	Identify and partner with great businesses led by influential leaders,
▪	Retain the leadership team, honor the company culture and empower them,
▪	Pursue aggressive growth plans and help the leadership team achieve their goals,
▪	Create an ownership culture by motivating the team with long-term equity, and
▪	Collaborate on big ideas to foster a spirit of growth and innovation.

Mr. Nahmad commented: “We remain very active and aspire to make additional investments in other great businesses in and complimentary to our industry. Given our record, reputation, and appetite for significant growth, EVI is well-positioned to capitalize on a growing number of opportunities.”

About EVI Industries

EVI Industries, Inc., through its wholly-owned subsidiaries, is a distributor that sells, leases, and rents commercial, industrial, and vended laundry and dry cleaning equipment and steam and hot water boilers manufactured by others, supplies related replacement parts and accessories, designs and plans turn-key laundry, dry cleaning, and boiler systems, and provides installation and maintenance services to thousands of customers, which include commercial, industrial, institutional, government, and retail customers. These activities are conducted in the United States, Canada, the Caribbean and Latin America.

Forward-Looking Statements

Except for the historical matters contained herein, statements in this press release are forward- looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of EVI Industries, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, that the proposed merger with Yankee Equipment Systems may not be accretive to EVI Industries earnings or otherwise have a positive impact on EVI Industries operating results or financial condition to the extent anticipated or at all, integration risks, risks related to the business, operations and prospects of Yankee Equipment Systems and EVI Industries plans with respect thereto, the risk that the conditions to closing the proposed merger may not be satisfied and that the proposed merger may not otherwise be consummated when expected, in accordance with the contemplated terms, or at all, and the risks related to EVI Industries operations, results, financial condition, financial resources, and growth strategy, including EVI Industries ability to find and complete other acquisition or merger opportunities, and the impact of any such acquisitions or mergers on EVI Industries operations, results and financial condition. Reference is also made to other economic, competitive, governmental, technological and other risks and factors discussed in EVI Industries filings with the Securities and Exchange Commission, including, without limitation, those disclosed in the “Risk Factors” section of EVI Industries Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on September 14, 2020. Many of these risks and factors are beyond EVI Industries control. In addition, past performance and perceived trends may not be indicative of future results. EVI Industries cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward- looking statement, which speaks only as of the date made. EVI Industries does not undertake to, and specifically disclaims any obligation to, update or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.